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                                                                   Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                         CERTIFICATE OF INCORPORATION OF
                              PLAYBOY ONLINE, INC.

                    (Pursuant to Sections 228 and 242 of the
                General Corporation Law of the State of Delaware)

                   Playboy Online, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"),

                  DOES HEREBY CERTIFY:

                  FIRST: That the Corporation was originally incorporated in Delaware under the name Playboy Online, Inc., and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 25, 1998.

                  SECOND: That this Certificate of Amendment to the Certificate of Incorporation was duly adopted, in accordance with Sections 228 and 242 of the DGCL, by the consent of the Board of Directors.

                   THIRD: That Article FIRST, of the Certificate of Incorporation, stating the name of the Corporation, is hereby amended to read as herein set forth in full:

                   "NAME OF THE CORPORATION. The name of the Corporation is Playboy.com, Inc. (the "Corporation.")."

                   FOURTH: That Article FOURTH, of the Certificate of Incorporation, stating the total number of shares the Corporation is authorized to issue, is hereby amended to read as herein set forth in full:

                   "CLASSES OF STOCK. The Corporation is authorized to issue one class of stock to be designated as "Common Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is Fifty Million (50,000,000) shares, par value of $0.01 per share."

                   FIFTH: That Article FOURTH, of the Certificate of Incorporation, stating the total number of shares the Corporation is authorized to issue, is hereby amended to include the following paragraph:

                  "Each share of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to 6:00 P.M. on December 8, 1999, shall be reclassified automatically effective as of such date at 6:00 P.M., Delaware time, into 250,000 shares, par value $0.01 per share, of the Corporation's Common Stock, so that each share of the Corporation's Common Stock issued and outstanding is hereby converted and reclassified."


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                   FIFTH: That the foregoing amendments have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Howard Shapiro, its Vice President and Secretary this 9th day of December 1999.

                                   By: /s/ HOWARD SHAPIRO
                                       ------------------
                                       Howard Shapiro
                                       Vice President and Secretary



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